Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Image Sensing Systems, Inc., and its subsidiaries and divisions (collectively, “ISS”) and James Murdakes (“Murdakes”) on this date, March 9, 2007, effective retroactively to January 1, 2007. This Agreement replaces and supersedes any and all former Employment Agreements, including but not limited to the Employment Agreement between Image Sensing Systems, Inc. and James Murdakes dated April 7, 2006.

RECITALS:

A.           Murdakes has been employed by ISS as the Company’s Chief Executive Officer, President, and Chairman of the Board of Directors.

B.           Murdakes wishes to retire from his roles as Chief Executive Officer and President in 2007.

C.           Murdakes has been involved and will continue to be involved in the transition of those roles to his successor.

D.           This Agreement is intended to assist with that transition and to facilitate Murdakes’s smooth retirement.

E.           Murdakes and ISS mutually agree to the terms set forth in this Agreement.

AGREEMENT:

1.           Employment. Murdakes has transitioned his role as President. Murdakes will continue in his role as Chief Executive Officer through May 31, 2007, at which time, that role will similarly transition to his successor. For the month of June 2007, Murdakes will continue his employment with ISS in the capacity of Executive Consultant to the newly appointed CEO. Murdakes will retire from his employment with ISS effective July 1, 2007. He will, however, continue his role as Chairman of the Board of Directors thereafter, at the will of the Board.

2.           Duties. Through June 30, 2007, Murdakes agrees to devote his full professional time, attention and efforts to the business and affairs of ISS and to the transition of his Chief Executive Officer duties, as well as to the orientation and training of his successor. Murdakes further agrees that to the best of his ability and experience, and at all times, he will conscientiously perform the duties and obligations assigned to him.

3.           Compensation.

(a)

Salary. Retroactive to January 1, 2007, Murdakes’s base salary will be $155,000 per year. Murdakes will be paid his pro rata base salary through June 30, 2007, in accordance with ISS’s regular payroll practices.

(b)	Employee Benefits. Murdakes will continue to receive insurance and other benefits in accordance with ISS’s standard and executive benefits, per his current elections, through June 30, 2007.

Vacation. Murdakes will continue to accrue vacation through June 30, 2007, at a pro rata share of four weeks per year. Upon Murdakes retirement on June 30, 2007, Murdakes will be paid for any unused vacation time he has accrued.

4.            Confidentiality, Noncompetition and Invention Assignment. Murdakes expressly agrees that the Confidentiality, Noncompetition and Invention Assignment Agreement which he signed on or about March 9, 2007, remains in effect and survives his retirement.

5.            Severance upon Termination of Employment.

(a)

Retirement as of July 1, 2007. At the time he retires, Murdakes’s salary, participation in ISS’s employee benefits plans, and receipt of employment perquisites will cease; however, his signature on the form of Release attached to this Agreement as Exhibit A, Murdakes will be entitled to continue to receive a pro rata portion of his base salary, in accordance with ISS’s regular payroll practices, through December 31, 2007. Murdakes thru this period will, at no additional compensation, provide consultation to the new CEO, as required; and will serve as the chairman of the Board of Directors of ISS with compensation consistent with the ISS pay schedule for outside directors.

(b)	Termination by ISS “With Cause.” Should ISS terminate Murdakes’s employment for any of the following reasons, Murdakes shall not be entitled to any severance:

(i)

Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or conviction of, or a plea of “guilty” or “no contest” to, any act involving moral turpitude;

(ii)	Breach of fiduciary duty involving personal profit;

(iii)	Willful and material misconduct in the performance of duties assigned to Murdakes;

(iv)	Consistent failure to perform the reasonable stated duties assigned to Murdakes under this Agreement; or

(v)	Illegal or unethical business practices, including but not limited to the commission of fraud, misappropriation or embezzlement in connection with ISS’s business.

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Murdakes shall have thirty (30) days to cure any alleged breach, failure, or misconduct under Subsections (iii) and (iv), above, after ISS provides Murdakes written notice of the actions or omissions constituting such breach, failure, or misconduct.

6.            Miscellaneous.

(a)	Amendments. This Agreement may not be changed or modified in whole or in part except by a writing signed by ISS and Murdakes.
(b)	Governing Law. This Agreement will be governed by and interpreted according to the laws of the State of Minnesota.
(c)

Severability. Murdakes and ISS recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of ISS. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application of any part of this Agreement, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

(d)

Entire Agreement. This Agreement (including its Appendices and any document expressly referenced in this Agreement), which consists of two (2) identical originals (except that they are numbered respectively “Original # 1” and “Original # 2”), constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter of this Agreement.

This Agreement is made and effective as of the Effective Date above.

Image Sensing Systems, Inc.

By:	/s/ Gregory R. L. Smith	/s/ James Murdakes
Its:	CFO and Treasurer	James Murdakes

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APPENDIX A

TO THE EMPLOYMENT AGREEMENT BETWEEN

IMAGE SENSING SYSTEMS, INC., AND JAMES MURDAKES

WHEREAS, the parties entered into an Employment Agreement which became effective in January 2007; and

WHEREAS, in order to receive certain severance payments and related benefits under Paragraph 5 of that Employment Agreement, the parties agreed that Murdakes would be required to sign a release of claims at the time of the event contemplated by that Paragraph; and

WHEREAS, the parties have agreed to a form of release substantially similar to that set forth in this Appendix A; and

WHEREAS, under the terms of this Appendix A, Murdakes agrees to release all claims – whether known or unknown – that he may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature on this Appendix A;

NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

A.           Murdakes affirms that he is signing this Appendix A on or after July 1 , 2007.

B.           Murdakes, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Appendix A.

Murdakes understands that he is giving up any and all claims (whether now known or unknown) that he may have, including (without limitation) claims relating to his employment with ISS, and the cessation of his employment with ISS, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act (“ADA”); the Family & Medical Leave Act (“FMLA”); the Age Discrimination in Employment Act (“ADEA”); or any other federal, state, or local statute, ordinance, or law. Murdakes also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; or any other theory.

Murdakes further understands that he is releasing, and does hereby release, any claims for damages, by administrative charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Murdakes understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

C.           Murdakes understands that he has the right to seek legal counsel before entering into this Appendix A and that he has 21 days from the date of his termination to execute this Appendix A.

D.          Murdakes understands that he may revoke this release (Appendix A) (1) with respect to potential age-related claims within the seven-day period following the date he signs it and (2) with respect to potential claims under the Minnesota Human Rights Act within the fifteen-day period following the date he signs it. Murdakes also understands that, if he does revoke this release (Appendix A), he gives up any right to the consideration provided to him the benefits described in Paragraph 5 of the Employment Agreement.

E.           Murdakes acknowledges that he has read this Appendix A, that he understands it, and that he enters into Appendix A voluntarily.

Dated:	By:
James Murdakes

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